Exhibit 99.1

901 S. Central Expressway, Richardson, TX 75080

FOSSIL GROUP REPORTS RECORD SECOND QUARTER 2013 RESULTS

Net Sales Increase 11% to a Record $706 Million

EPS Increases 25% to a Record $1.15

 Provides Third Quarter Guidance and Increases Full Year Guidance

Richardson, TX. August 6, 2013 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company”) today reported its financial results for the second quarter and six month period ended June 29, 2013.

Second Quarter Operating Highlights

•                  Net sales grew in all segments, compared to the prior year second quarter:

•                  North America wholesale net sales increased 4%

•                  Europe wholesale net sales increased 16%

•                  Asia Pacific wholesale net sales increased 14%

•                  Direct to consumer net sales increased 16% with flat global retail comps

•                  Operating income increased 21%

The Company reported record net earnings of $67.7 million for the second quarter of 2013, compared to $57.3 million for the second quarter of 2012.  Diluted earnings per share grew 25% to a record $1.15, compared to $0.92 for the prior  year’s second quarter.  The Company’s second quarter results benefitted from a shift of about $7 million (or $0.08 per share) of marketing and systems related expenditures into the third quarter.  Additionally, compared to prior expectations, second quarter results were negatively impacted by $0.03 per share as the Company now expects a higher full year effective income tax rate, given an earnings mix shift among its operating entities.

Kosta Kartsotis, Chief Executive Officer stated: “We are pleased to continue our positive momentum and report record second quarter results that surpassed both our revenue and earnings expectations.  During the quarter we advanced each of our core growth initiatives with strength in our FOSSIL® and SKAGEN® brands and double-digit sales increases in our multi-brand watch portfolio and in jewelry.  We continued to leverage the power of our brands and our distribution infrastructure to expand our international footprint, fueling robust revenue increases in both Europe and Asia. Our team made substantial progress on many key operational initiatives that drove significant gross margin expansion in the quarter.  Our consistent positive performance continues to reflect the innovation in our watch and jewelry lines, the disciplined execution of our strategies by our team and our ability to capitalize on the inherent strength of our dynamic global operating model.”

“At the halfway mark of the year, we remain confident in our outlook and excited about our future.  We manage a diverse portfolio of world-class brands that gives us a unique position in the global marketplace.  Our category leadership and design innovation allows us to bring compelling products to market that resonate with consumers around the world.  In addition, our solid capital structure and diversified business model provides us with an incredible platform to continue to generate strong cash flows to support our future growth and continue to deliver outstanding returns for our shareholders.”

Operating Results

The translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by approximately $2.3 million and $3.7 million during the second quarter and first six months of 2013, respectively. The following discussion of the Company’s net sales is based on constant dollar performance.

Second quarter 2013 worldwide net sales rose 11.4% or $72.4 million, reflecting sales growth across each segment compared to the prior year’s second quarter.  This sales increase was driven by double-digit growth in our multi-brand global watch portfolio, as well as the global expansion of the FOSSIL brand.  Sales of the Company’s jewelry products increased, while sales of leathers and eyewear declined.  For the first six months of 2013, worldwide net sales increased by 13.5%, or $165.1 million, with sales growing in each of the Company’s wholesale and direct to consumer businesses.

During the second quarter of 2013, net sales from the North America wholesale segment increased 4.2%, or $10.5 million, as compared to the second quarter of 2012.  As expected, net sales were negatively impacted by $15 million in shipments that shifted into the Company’s first quarter of 2013.  Solid growth in the watch portfolio and jewelry led the North American sales increase.  These improvements were partially offset by lower shipments of leathers and eyewear.  Wholesale shipments increased in the U.S., Canada and Mexico.

Europe wholesale net sales for the second quarter of 2013 rose 15.0%, or $22.1 million, compared to the second quarter of 2012.  This sales growth was driven by increases in the watch and jewelry categories.  This growth was partially offset by reduced shipments of eyewear and leathers.  Growth in Europe was strongest in Germany and the UK as well as in the Company’s third-party distributor markets, while France experienced a modest sales decline during the quarter.

During the second quarter of 2013, Asia Pacific wholesale net sales rose 17.7%, or $14.9 million, in comparison to the second quarter of 2012.  Strong watch sales drove growth in virtually every market with particularly strong growth in China, Japan and India.

Direct to consumer net sales for the second quarter of 2013 increased 16.1%, or $24.9 million, compared to the prior year second quarter.  This sales increase was driven by the expansion of our global retail store base, as same store sales were flat compared to the prior year period.  The overall sales growth was driven by a strong performance in watches as well as the Company’s repositioned jewelry business and a modest increase in the leathers category.

Operating income for the second quarter of 2013 increased 21.4%, or $18.9 million, compared to the prior year second quarter, including a negative impact of $2.8 million related to foreign currency translation.  Operating margin increased 130 basis points to 15.1% of net sales, compared to 13.8% of net sales for the same period a year earlier.  Gross margin increased 190 basis points to 57.9%, resulting primarily from an improved liquidation strategy, favorable product mix, a growing retail business and positive impacts from recent acquisitions.  During the second quarter of 2013, the Company’s operating expense rate increased to 42.8% compared to 42.2% of net sales in the second quarter of 2012.  Total operating expenses increased from the prior year second quarter due to the expansion of the Company’s retail store and concession base, infrastructure investments to support growth and global initiatives, the impact of newly acquired businesses, along with costs associated with enhancing our Swiss production capabilities.  For the six months ended June 29, 2013, operating income increased 17.7%, or $30.3 million, compared to the prior year six month period, largely driven by similar factors that drove the operating income growth during the second quarter of 2013.

During the second quarter of 2013, other income-net decreased by $2.7 million compared to the prior year second quarter primarily due to net losses on foreign currency. The Company’s effective income tax rate in the second quarter of 2013 was 32.5% compared to 31.4% in the second quarter of 2012.  For the first six months of 2013, other income-net increased by $4.1 million compared to the prior year six month period primarily due to a non-cash, mark-to-market valuation gain related to the Company’s future acquisition of the remaining 50% of its Spanish joint venture partially offset by decreased net gains on foreign currency.  For the first six months of fiscal 2013, the Company’s effective income tax rate was 30.3% compared to 29.7% in the prior year period.

Share Repurchase

During the second quarter of 2013, the Company invested $169 million in repurchasing 1.7 million shares of the Company’s common stock under its stock repurchase program at an average price of $101.23 per share.  As of June 29, 2013, the Company had remaining authority to purchase $843 million of its common stock.

Sales and Earnings Guidance

For the third quarter of 2013, the Company expects:

•                  Net sales to increase approximately 12.5% to 13.5%

•                  Operating margin in a range of 15.0% to 15.5%

•                  Diluted earnings per share in a range of $1.30 to $1.37, including the $0.08 per diluted share impact of the shift of expenses from the second quarter

For the full year 2013, the Company now expects:

•                  Net sales to increase approximately 11.0% to 12.0%

•                  Operating margin in a range of 16.75% to 17.25%

•                  Diluted earnings per share in a range of $6.15 to $6.35

The Company’s full year expectations include the effect of a higher effective income tax rate, which will negatively impact diluted earnings per share by $0.05 compared to prior expectations, and also assumes relevant foreign currency exchange rates remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended December 29, 2012 filed with the Securities and Exchange Commission (the “SEC”).

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, soft accessories and clothing. In the watch and jewelry product categories, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 130 countries worldwide through approximately 25 Company-owned foreign sales subsidiaries and a network of over 60 independent distributors.  The Company also distributes its products in over 450 Company-owned and operated retail stores and through international e-commerce websites and the Company’s U.S. e-commerce website at www.fossil.com.  Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:                                         Allison Malkin

ICR, Inc.

(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 26 Weeks Ended
Statement Data (in millions, except per share data):	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net sales	$706.2	$636.1	$1,387.1	$1,225.6
Cost of sales	297.3	279.7	599.7	540.3
Gross profit	408.9	356.4	787.4	685.3
Selling and distribution expenses	217.5	196.3	420.7	377.7
General and administrative expenses	84.5	72.0	165.4	136.6
Operating income	106.9	88.1	201.3	171.0
Interest expense	1.7	1.4	3.0	2.2
Other income (expense) — net	(1.0)	1.4	8.8	3.9
Income before income taxes	104.2	88.1	207.1	172.7
Tax provision	33.8	27.7	62.7	51.2
Less: Net income attributable to noncontrolling interest	2.7	3.1	4.5	6.0
Net income attributable to Fossil, Inc.	$67.7	$57.3	$139.9	$115.5
Basic earnings per share	$1.16	$0.93	$2.37	$1.87
Diluted earnings per share	$1.15	$0.92	$2.36	$1.86
Weighted average common shares outstanding:
Basic	58.6	61.7	59.0	61.7
Diluted	58.9	62.1	59.3	62.3

Consolidated Balance Sheet Data (in millions):	June 29, 2013	June 30, 2012
Working capital	$924.4	$726.5
Cash, cash equivalents and securities available for sale	313.3	139.0
Accounts receivable, net of allowances	257.7	226.4
Inventories	582.1	524.4
Total assets	1,989.4	1,709.5
Short-term debt	1.6	7.2
Long-term debt	339.4	105.9
Deferred taxes and other long-term liabilities	146.0	134.7
Stockholders’ equity	1,154.1	1,144.8

	Amounts For the 13 Weeks Ended		Percentage of Total For the 13 Weeks Ended
Business Segment Net Sales ($ in millions)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Wholesale:
North America wholesale	$260.7	$249.8	36.9%	39.3%
Europe	170.7	147.7	24.2%	23.2%
Asia Pacific	96.2	84.4	13.6%	13.3%
Total wholesale	527.6	481.9	74.7%	75.8%

Direct to consumer	178.6	154.2	25.3%	24.2%

Total net sales	$706.2	$636.1	100.0%	100.0%

	Amounts For the 26 Weeks Ended		Percentage of Total For the 26 Weeks Ended
Business Segment Net Sales ($ in millions)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Wholesale:
North America	$515.8	$474.8	37.2%	38.8%
Europe	344.6	300.7	24.8%	24.5%
Asia Pacific	183.0	161.0	13.2%	13.1%
Total wholesale	1,043.4	936.5	75.2%	76.4%

Direct to consumer	343.7	289.1	24.8%	23.6%

Total net sales	$1,387.1	$1,225.6	100.0%	100.0%

Product Category Information

	Amounts For the 13 Weeks Ended		Amounts For the 26 Weeks Ended
Product Sales (in millions)	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Watches	$547.2	$476.8	$1,060.2	$895.2
Leathers	91.7	96.9	194.5	201.0
Jewelry	47.0	37.8	89.4	76.9
Other	20.3	24.6	43.0	52.5
Total net sales	$706.2	$636.1	$1,387.1	$1,225.6

Store Count Information

	June 29, 2013			June 30, 2012
	North America	Other International	Total	North America	Other International	Total
Full price accessory	108	153	261	104	154	258
Outlets	108	67	175	85	36	121
Clothing	30	2	32	32	2	34
Full price multi-brand	6	19	25	2	12	14
Total stores	252	241	493	223	204	427

Constant Currency Financial Information

The following table presents the Company’s business segment net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the actual effective rates during the comparable period of the prior year.

	Net Sales For the 13 Weeks Ended June 29, 2013			Net Sales For the 26 Weeks Ended June 29, 2013
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Wholesale:
North America	$260.7	$(0.4)	$260.3	$515.8	$(0.6)	$515.2
Europe	170.7	(0.9)	169.8	344.6	(1.3)	343.3
Asia Pacific	96.2	3.1	99.3	183.0	4.7	187.7
Total wholesale	527.6	1.8	529.4	1,043.4	2.8	1,046.2

Direct to consumer	178.6	0.5	179.1	343.7	0.9	344.6

Total net sales	$706.2	$2.3	$708.5	$1,387.1	$3.7	$1,390.8

END OF RELEASE